UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549


                          FORM 8-K


                       CURRENT REPORT
          Filed Pursuant to Section 13 OR 15(d) of
             THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):     JULY 2, 1996





             METROMEDIA INTERNATIONAL GROUP, INC.
   (Exact name of registrant as specified in its charter)



          DELAWARE                        1-5706                58-0971455
(State or other jurisdiction     (Commission File Number)      (IRS Employer
      of incorporation)                                   Identification Number)



                  945 East Paces Ferry Road
                         Suite 2210
                   ATLANTA, GEORGIA  30326
          (Address of principal executive offices)






Registrant's telephone number, including area code:  (404) 261-6190



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Item 2.     ACQUISITION OR DISPOSITION OF ASSETS.

          On July 2, 1996, Metromedia International Group, Inc. (the "Company") consummated its acquisition of The Samuel Goldwyn Company ("Goldwyn") in accordance with the terms of the previously disclosed Amended and Restated Agreement and Plan of Merger, dated as of January 31, 1996, as amended, by and among the Company, SGC Merger Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("SGC Mergerco"), and Goldwyn (the "Goldwyn Merger Agreement"). Pursuant to the Goldwyn Merger Agreement, SGC Mergerco merged with and into Goldwyn (the "Goldwyn Merger"), with Goldwyn surviving such merger and changing its name to "Goldwyn Entertainment Company," and with holders of Goldwyn's common stock, par value $.20 per share ("Goldwyn Common Stock), receiving .3335 shares of the Company's common stock par value $1.00 per share (the "Common Stock") for each share of Goldwyn Common Stock in accordance with a formula set forth in the Goldwyn Merger Agreement. Pursuant to such formula, the Company issued 3,122,972 shares of Common Stock to Goldwyn stockholders pursuant to the Goldwyn Merger. Goldwyn is a producer and distributor of motion pictures and television product and has a film and television library of over 850 titles. In addition Goldwyn owns the leading specialized theatre circuit in the United States with 140 screens. Goldwyn continues its operations as part of the Company's Entertainment Group as a wholly-owned subsidiary of Orion Pictures Corporation ("Orion").

Item 5.     OTHER EVENTS.

          On July 2, 1996, the Company issued a press release, a copy of which is attached as Exhibit 99.1, in which it announced the acquisition of Goldwyn, its acquisition on such date of Motion Picture Corporation of America ("MPCA"), the consummation on such date of a public offering of 18,400,000 shares of Common Stock and the closing on such date of an amended and restated $300 million revolving credit facility by its wholly-owned subsidiary, Orion.

          Pursuant to the terms of an Amended and Restated Agreement and Plan of Merger, dated as of May 17, 1996, by and among the Company, MPCA Merger Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("MPCA Mergerco"), Steven Stabler, Bradley Krevoy and MPCA, the Company acquired MPCA on July 2, 1996 when MPCA Mergerco merged with and into MPCA, with MPCA surviving such merger (the "MPCA Merger" and together with the Goldwyn Merger, the "Mergers"). In connection with the MPCA Merger, the Company (i) issued 1,577,643 shares of Common Stock on the closing date of the MPCA Merger to Messrs. Stabler and Krevoy, MPCA's sole stockholders, and (ii) paid such stockholders approximately $5 million in additional consideration, consisting of two promissory notes in the aggregate amount of approximately $4.9 million (of which approximately $3.7 million has been paid) and approximately 7,949 additional shares of Common Stock. MPCA continues its operations in the Company's Entertainment Group as a wholly-owned subsidiary of Orion.

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          The Company consummated a public offering of 18,400,000 shares
(the "Shares") of Common Stock (including the complete exercise of the underwriter's overallotment option of 2,400,000 Shares) at $11.00 per Share. Proceeds of the Public Offering, net of the underwriters' discount of $.605 per Share, were $191.3 million, which proceeds were used to repay the Company's $28.8 million revolving credit facility with Chemical Bank and will be used to (i) finance the build-out of the Company's communications operations in Eastern Europe and other emerging markets; (ii) provide working capital for the Company; and (iii) finance future acquisitions.

          Finally, the Company's wholly-owned subsidiary, Orion, closed a $300 million senior secured credit facility (the "Credit Facility") on July 2, 1996 with a syndicate of lenders led by the Agent. Proceeds of the Credit Facility were used to refinance approximately $215 million of indebtedness of Orion, Goldwyn and MPCA, with the remainder to be used to fund the production, acquisition and distribution of motion picture and other entertainment product.

          Immediately following the consummation of the Mergers and the Public Offering, approximately 63,556,739 shares of Common Stock were outstanding.

          The acquisitions of Goldwyn and MPCA will each be accounted for in accordance with the purchase method of accounting.

Item 7.     FINANCIAL STATEMENTS AND EXHIBITS

     (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED. The information with respect to Goldwyn required by this Item was previously reported in the Company's Registration Statement on Form S-3 (Registration No. 333-3353) declared effective by the Securities and Exchange Commission (the "Commission") on June 27, 1996 and, therefore, has been omitted from this Report in reliance on Instruction B.3 of Form 8-K.

     (b) PRO FORMA FINANCIAL INFORMATION. The information required by this Item with respect to the Goldwyn Merger was previously reported in the Company's Registration Statement on Form S-3 (Registration No. 333-03353) declared effective by the Commission on June 27, 1996 and, therefore, has been omitted from this Report in reliance on Instruction B.3 of Form 8-K.

     (c) EXHIBITS. The following exhibits to this Report and are filed herewith:

          Exhibit 99.1 Press release dated July 2, 1996 announcing the completion of the Goldwyn and MPCA acquisitions, and announcing the closing of the Company's equity offering and a $300 million credit facility.

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                                  SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                    METROMEDIA INTERNATIONAL GROUP, INC.
                    (Registrant)



                    By:/s/ ARNOLD L. WADLER
                       -----------------------------
                       Arnold L. Wadler
                       Senior Vice President, General
                       Counsel and Secretary




Dated:  July 15, 1996



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                       EXHIBIT INDEX

            METROMEDIA INTERNATIONAL GROUP, INC.

                 Current Report on Form 8-K
                     Dated July 2, 1996


EXHIBIT NO.         DESCRIPTION


     99.1 Press release dated July 2, 1996 announcing the completion of the Goldwyn and MPCA acquisitions, and announcing the closing of the Company's equity offering and a $300 million credit facility.

                                       5